UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 5, 2022

Cornerstone Building Brands, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-14315	76-0127701
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

5020 Weston Parkway, Suite 400, Cary NC	27513
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (866) 419-0042

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common Stock $0.01 par value per share	CNR	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company     ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.     ☐

Item 1.01. Entry into a Material Definitive Agreement.

Merger Agreement

On March 5, 2022, Cornerstone Building Brands, Inc. (the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”), by and among Camelot Return Intermediate Holdings, LLC (“Parent”), Camelot Return Merger Sub, Inc. (“Merger Sub”) and the Company. Parent and Merger Sub are subsidiaries of investment funds managed by Clayton, Dubilier & Rice, LLC (“CD&R”). Upon the terms and subject to the conditions set forth in the Merger Agreement, among other things, Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger (the “Surviving Corporation”). As a result of the Merger, the Company will cease to be a publicly traded company, and investment funds managed by CD&R will become the indirect owner of all of the Company’s outstanding shares of common stock that it does not already own.

Pursuant to the Merger Agreement, at the effective time of the Merger (the “Effective Time”), and as a result of the Merger, each share of common stock, par value $0.01 per share, of the Company (the “Shares”) issued and outstanding immediately prior to the Effective Time, other than Shares held by affiliates of CD&R and other specified holders, will be converted into the right to receive $24.65 in cash per Share, without interest (the “Merger Consideration”). The conversion of Shares into the Merger Consideration is subject to certain exceptions, including for (i) Shares owned by stockholders of the Company who did not vote in favor of the Merger Agreement and have perfected and not withdrawn a demand for appraisal rights pursuant to Section 262 of the General Corporation Law of the State of Delaware, (ii) Shares held by the Company and not held on behalf of third parties and (iii) Shares owned by Parent or Merger Sub. Shares held by certain affiliates of CD&R will not be converted into the Merger Consideration, but will instead be converted into one share of common stock, par value $0.01 per share, of the Surviving Corporation.

Pursuant to the Merger Agreement, at the Effective Time: (i) each then outstanding and vested stock option will be cancelled and converted into the right to receive, for each Share subject to such option, an amount in cash equal to product of (x) the excess, if any, of the Merger Consideration over the exercise price per Share of such option and (y) the number of Shares subject to such option; (ii) each then outstanding and unvested stock option will be cancelled and converted into the contractual right to receive, for each Share subject to such option, a payment in cash from the Surviving Corporation equal to the product of (x) the excess, if any, of the Merger Consideration over the exercise price per Share of such option and (y) the number of Shares subject to such option, and such resulting cash-based award will be subject to the same terms and conditions as are applicable to the corresponding option (including time-based vesting conditions but excluding provisions related to exercise); (iii) each then outstanding restricted stock unit corresponding to Shares (a “Company RSU Award”) will be cancelled and converted into the contractual right to receive a cash payment from the Surviving Corporation equal to (x) the number of Shares subject to such Company RSU Award multiplied by (y) the Merger Consideration, and such resulting cash-based award will be subject to the same terms and conditions as are applicable to the corresponding Company RSU Award (including time-based vesting conditions); (iv) each then outstanding performance-based share unit award (a “Company PSU Award”) (I) granted during the 2020 calendar year (each, a “2020 Company PSU Award”) or (II) granted during the 2021 calendar year to the Company’s Chief Executive Officer or such Chief Executive Officer’s direct reports (each, a “2021 Company Executive PSU Award”) will be cancelled and converted into the contractual right to receive a cash payment from the Surviving Corporation equal to (A) the number of performance share units earned under the terms of the applicable award agreement, but with the applicable total shareholder return metric determined using a per share price equal to the Merger Consideration and the EBITDA-based metric determined based on actual performance as of the end of the performance period applicable to such Company PSU Award multiplied by (B) the Merger Consideration, with the resulting cash-based award subject to the same terms and conditions as are applicable to the corresponding 2020 Company PSU Award or 2021 Company Executive PSU Award (including time-based vesting conditions and EBITDA-based vesting conditions, but excluding any vesting conditions based on total shareholder return); and (v) each then outstanding Company PSU Award granted during the 2021 calendar year that is not a 2021 Company Executive PSU Award (each, a “2021 Company Non-Executive PSU Award”) will be cancelled and converted into the contractual right to receive a cash payment from the Surviving Corporation equal to (A) the number of performance-based share units earned under the terms of the applicable award agreement, but with the applicable total shareholder return determined using a per share price equal to the Merger Consideration and the EBITDA-based metric in the applicable award agreement deemed achieved at target performance and determined without proration for any portion of the performance period that has not yet been completed, multiplied by (B) the Merger Consideration.

A special committee (the “Special Committee”) of the board of directors of the Company (the “Board”), consisting solely of non-management independent members of the Board not affiliated with CD&R, has recommended that the Board approve and authorize the Merger Agreement and the Merger, and the Board, acting on the Special Committee’s recommendation resolved unanimously to recommend that the stockholders of the Company vote to adopt and approve the Merger Agreement.

Assuming satisfaction or waiver (to the extent permitted) of the conditions set forth in the Merger Agreement, the Company expects the transactions contemplated thereby to close in the second or third quarter of 2022.

The stockholders of the Company will be asked to vote on the adoption of the Merger Agreement and the approval of the Merger and the other transactions contemplated thereby at a meeting of the Company’s stockholders. The Merger is not subject to a financing condition, but is subject to certain closing conditions, including:

•	the approval by holders of a majority of all outstanding Shares (including those held by CD&R and its affiliates) and the approval by holders of a majority of the outstanding Shares held by the Unaffiliated Stockholders (together, the “Requisite Stockholder Approvals”);

•	the expiration or termination of all applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and certain other approvals, clearances or expirations of waiting periods under antitrust laws of other jurisdictions;

•	the absence of an injunction or law restraining, enjoining, rendering illegal or otherwise prohibiting consummation of the Merger;

•	subject to customary materiality qualifiers, the accuracy of the representations and warranties contained in the Merger Agreement, including the representation that the Company has not suffered a “Material Adverse Effect” (as defined in the Merger Agreement) since January 1, 2022; and

•	material performance by the other party of its covenants under the Merger Agreement.

The Merger Agreement contains customary representations, warranties and covenants, including, among others, covenants by the Company to conduct its business in the ordinary course between execution of the Merger Agreement and the Effective Time, not to engage in certain kinds of transactions during such period (including paying dividends) and to convene a meeting of the Company’s stockholders to consider and vote upon the adoption and approval of the Merger Agreement. Additionally, the Company is bound by a covenant not to initiate, solicit, propose or knowingly encourage or knowingly facilitate any competing acquisition proposals. However, at any time before receiving the Requisite Stockholder Approvals, if the Board (acting on the recommendation of the Special Committee) or the Special Committee determines in good faith, after consultation with its financial advisor and outside legal counsel, that an unsolicited competing acquisition proposal is or is reasonably likely to result in a “Superior Proposal” (as defined in the Merger Agreement), then the Company is permitted to engage in discussions or negotiations with the third party with respect to such third party’s unsolicited competing acquisition proposal, subject to certain requirements set forth in the Merger Agreement. If the Company receives an unsolicited competing acquisition proposal that the Board or the Special Committee determines to be a Superior Proposal before receiving the Requisite Stockholder Approvals, the Board (acting on the recommendation of the Special Committee) or the Special Committee may terminate the Merger Agreement or change its recommendation that the Company’s stockholders vote in favor of the Merger, subject in each case to the Company fulfilling certain requirements before taking such action.

The Board (acting on the recommendation of the Special Committee) or the Special Committee may also withdraw or change its recommendation that the Company’s stockholders vote in favor of the Merger in response to an “Intervening Event” (as defined in the Merger Agreement). In addition to certain procedural requirements, the right of the Board (acting on the recommendation of the Special Committee) and the Special Committee to change its recommendation is subject to, in the case of a Superior Proposal, the good faith determination that an unsolicited bona fide acquisition proposal that did not arise from a breach of the non-solicitation provisions of the Merger Agreement constitutes a Superior Proposal and, in the case of an Intervening Event, the good faith determination that the failure to withdraw or change its recommendation would be reasonably likely to be inconsistent with the Board’s fiduciary duties to Company stockholders under applicable law.

The Merger Agreement may be terminated by mutual written consent of the Company and Parent. Either party may terminate the Merger Agreement if:

•	the Merger has not been consummated on or before September 5, 2022 (the “Initial Outside Date”), provided that, if, on the Initial Outside Date, all the conditions to closing other than those relating to antitrust approvals and those that by their nature are to be satisfied at the closing have been satisfied, then the Initial Outside Date will automatically be extended to December 13, 2022 (the “Extended Outside Date”), provided, further, that if the “Marketing Period” (as defined in the Merger Agreement) commenced but has not yet been completed as of the close of business on the fourth business day immediately prior to the Initial Outside Date, the Initial Outside Date will be automatically extended until the earlier of the date that is four business days after the last day of the Marketing Period and the Extended Outside Date; and if the Marketing Period has not commenced as of the third business day immediately prior to the Initial Outside Date and was not able to commence solely due to the “blackout” period set forth in the Merger Agreement, the Initial Outside Date will be automatically extended until the earlier of three business days after the last day of the Marketing Period and the Extended Outside Date;

•	the Requisite Stockholder Approvals are not obtained if a vote has been taken at a meeting of the Company’s stockholders or any postponement, recess or adjournment thereof taken in accordance with the Merger Agreement;

•	if any court or other governmental authority issues a final, non-appealable order permanently restraining, enjoining, rendering illegal or otherwise permanently prohibiting the consummation of the Merger; or

•	if the other party materially breaches any of its representations, warranties or covenants that would cause certain closing conditions not to be satisfied, and the breach is not curable or, if curable, is not cured within the time period set forth in the Merger Agreement.

In addition to the termination right to accept a Superior Proposal described above, the Company may terminate the Merger Agreement if the Marketing Period has ended, all closing conditions have been satisfied or waived, the Company has confirmed in writing that it stands ready to close and Parent and Merger Sub fail to timely close the transactions contemplated by the Merger Agreement. Parent may terminate the Merger Agreement if the Board changes its recommendation with respect to the Merger Agreement and the transactions contemplated thereby, including the Merger, before the Requisite Stockholder Approvals are obtained.

Upon termination of the Merger Agreement under specified circumstances, including if the Company terminates the Merger Agreement to enter into an alternative acquisition agreement with respect to a Superior Proposal, the Company will be required to pay to Parent a termination fee of $105,000,000. Parent will be required to pay to the Company a termination fee of $210,000,000 if the Merger Agreement is terminated under specified circumstances, including if the Company terminates the Merger Agreement because of a failure of Parent to consummate the transactions contemplated by the Merger Agreement or because of Parent’s uncured breach of the Merger Agreement.

An affiliate of CD&R has provided a limited guarantee with respect to the payment of the termination fee payable by Parent, as well as certain reimbursement obligations that may be owed by Parent pursuant to the Merger Agreement, in each case subject to the terms of the Merger Agreement and of such limited guarantee.

Parent and Merger Sub have obtained from a number of financial institutions debt financing commitments for bridge loans in an aggregate principal amount of up to $1.675 billion to fund their payment obligations in respect of the transactions contemplated by the Merger Agreement and pay related fees and expenses. The funding of such commitments is subject to the satisfaction of customary closing conditions.

If the Merger is consummated, the Shares will be delisted from the New York Stock Exchange and deregistered under the Securities Exchange Act of 1934, as amended.

A copy of the Merger Agreement is attached hereto as Exhibit 2.1 and is incorporated herein by reference. The foregoing description of the Merger Agreement is only a summary, does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement.

The Merger Agreement has been attached as an exhibit to provide investors and stockholders with information regarding its terms. It is not intended to provide any other factual information about the Company, Parent or Merger Sub. The representations, warranties and covenants contained in the Merger Agreement were made only for the purposes of the Merger Agreement and as of specified dates, were solely for the benefit of the parties to the Merger Agreement and may be subject to limitations agreed upon by the contracting parties. The representations and warranties contained in the Merger Agreement have been made for the purposes of allocating contractual risk between the parties to the Merger Agreement, do not establish these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors and stockholders accordingly should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company, Parent, Merger Sub or any of their respective subsidiaries or affiliates. In addition, the assertions embodied in the representations and warranties contained in the Merger Agreement are qualified by information in confidential disclosure schedules that the Company exchanged with Parent and Merger Sub in connection with the execution of the Merger Agreement. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures. The Merger Agreement should not be read alone, but should instead be read in conjunction with the other information regarding the parties to the Merger Agreement and the Merger that will be contained in, or incorporated by reference into, the proxy statement that the Company will be filing in connection with the Merger (the “Proxy Statement”), the transaction statement on Schedule 13e-3 that the Company and Parent will filing in connection with the Merger (the “Schedule 13e-3”), as well as in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other documents that the Company has filed or may file with the Securities and Exchange Commission (the “SEC”).

Voting and Support Agreement

Concurrently with the execution of the Merger Agreement and as a condition and inducement to the Company’s willingness to enter into the Merger Agreement, the Company, CD&R Pisces Holdings, L.P., Clayton, Dubilier & Rice Fund VIII, L.P., CD&R Friends & Family Fund VIII, L.P., CD&R (collectively, the “CD&R Stockholders”) and, for certain limited purposes thereunder, Clayton, Dubilier & Rice Fund X, L.P. (“CD&R Fund X”) entered into a Voting and Support Agreement (the “Voting and Support Agreement”) with respect to all Shares owned by the CD&R Stockholders, as set forth in the Voting and Support Agreement (collectively, the “Owned Shares”).

The CD&R Stockholders collectively hold approximately 49% of the issued and outstanding Shares and have agreed to vote all of their Shares:

•	in favor of the Merger, the adoption of the Merger Agreement, each of the other actions contemplated by the Merger Agreement or necessary or desirable in furtherance of the Merger and the other transactions contemplated by the Merger Agreement and the adjournment of any meeting of the Company’s stockholders in accordance with the Merger Agreement; and

•	against any action or agreement that would reasonably be expected to result in any of the conditions to the consummation of the Merger under the Merger Agreement not being fulfilled.

Until the Effective Time, CD&R Fund X has agreed not to make any acquisitions or agree to make any acquisitions that would reasonably be expected to prevent, materially delay or materially impede the obtaining of any antitrust approval or the expiration or termination of any waiting period necessary to consummate the transactions contemplated by the Merger Agreement, including the Merger or materially increase the risk of any governmental authority prohibiting the consummation of the transactions contemplated by the Merger Agreement, including the Merger. Each CD&R Stockholder and CD&R Fund X also agreed to certain cooperation and support obligations in connection with obtaining any requisite antitrust approval.

The Voting and Support Agreement will terminate upon the earliest to occur of the Effective Time and the valid termination of the Merger Agreement in accordance with its terms.

The foregoing description of the Voting and Support Agreement does not purport to be complete and is subject to, and is qualified in its entirety by, the full text of the Voting and Support Agreement, a copy of which is attached as Exhibit 10.1 hereto and is incorporated by reference herein.

Item 8.01. Other Events.

On March 7, 2022, the Company issued a press release announcing the execution of the Merger Agreement. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Cautionary Statement Regarding Forward-Looking Statements

This communication includes forward-looking statements within the meaning of the “safe harbor” provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements about the potential benefits of the proposed acquisition, anticipated growth rates, the Company’s plans, objectives, expectations, and the anticipated timing of the closing of the Merger. When used in this communication, the words “believes,” “estimates,” “plans,” “expects,” “should,” “could,” “outlook,” “potential,” “forecast,” “target” and “anticipates” and similar expressions as they relate to the Company or its management are intended to identify forward-looking statements. Forward-looking statements are based on a number of assumptions about future events and are subject to various risks, uncertainties and other factors that may cause actual results to differ materially from the views, beliefs, projections and estimates expressed in such statements. These risks, uncertainties and other factors include, but are not limited to, those discussed under “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the SEC on March 1, 2022, and the following: (1) the timing, receipt and terms and conditions of any required governmental or regulatory approvals of the Merger that could reduce the anticipated benefits of or cause the parties to abandon the Merger; (2) risks related to the satisfaction of the conditions to closing (including the failure to obtain necessary regulatory approvals or the necessary approvals of the Company’s stockholders) in the anticipated timeframe or at all; (3) the risk that any announcements relating to the Merger could have adverse effects on the market price of the Company’s common stock; (4) disruption from the Merger making it more difficult to maintain business and operational relationships, including retaining and hiring key personnel and maintaining relationships with the Company’s customers, vendors and others with whom it does business; (5) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement entered into in connection with the Merger; (6) risks related to disruption of management’s attention from the Company’s ongoing business operations due to the Merger; (7) significant transaction costs; (8) the risk of litigation and/or regulatory actions related to the Merger or unfavorable results from currently pending litigation and proceedings or litigation and proceedings that could arise in the future; (9) other business effects, including the effects of industry, market, economic, political or regulatory conditions; (10) the ability to meet expectations regarding the timing and completion of the Merger; (11) information technology system failures, data security breaches, data privacy compliance, network disruptions, and cybersecurity, malware or ransomware attacks; and (12) changes resulting from the COVID-19 pandemic, which could exacerbate any of the risks described above.

Readers are cautioned not to place undue reliance on forward-looking statements made by or on behalf of the Company. Each such statement speaks only as of the day it was made. The Company undertakes no obligation to update or to revise any forward-looking statements. The factors described above cannot be controlled by the Company.

Additional Information and Where to Find It

This communication is not intended to and does not constitute an offer to sell or the solicitation of an offer to subscribe for or buy or an invitation to purchase or subscribe for any securities or the solicitation of any vote or approval in any jurisdiction, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. In connection with the Merger, the Company will file relevant materials with the SEC, including the Proxy Statement, and the Company and affiliates of CD&R will jointly file the Schedule 13e-3. This communication is not a substitute for the Proxy Statement or any other document that the Company may file with the SEC or send to its stockholders in connection with the Merger. THE COMPANY URGES YOU TO READ THE PROXY STATEMENT, THE SCHEDULE 13E-3 AND OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC CAREFULLY AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY, THE MERGER AND RELATED MATTERS. Investors will be able to obtain a free copy of the Proxy Statement, the Schedule 13e-3 and other related documents (when available) filed by the Company with the SEC at the website maintained by the SEC at www.sec.gov. Investors also will be able to obtain a free copy of the Proxy Statement, the Schedule 13e-3 and other documents (when available) filed by the Company with the SEC by accessing the Investors section of the Company’s website at https://investors.cornerstonebuildingbrands.com/investor-home/default.aspx.

Participants in the Solicitation

The Company and certain of its directors, executive officers and employees may be considered to be participants in the solicitation of proxies from the Company’s stockholders in connection with the Merger. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of the stockholders of the Company in connection with the Merger, including a description of their respective direct or indirect interests, by security holdings or otherwise, will be included in the Proxy Statement when it is filed with the SEC. You may also find additional information about the Company’s directors and executive officers in the Company’s definitive proxy statement for its 2021 annual meeting of stockholders, which was filed with the SEC on April 20, 2021, or in its Annual Report on Form 10-K for the year ended December 31, 2021, which was filed with the SEC on March 1, 2022, and in other documents filed by the Company with the SEC. You can obtain free copies of these documents from the Company using the contact information above.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated as of March 5, 2022, by and among Camelot Return Intermediate Holdings, LLC, Camelot Return Merger Sub, Inc. and Cornerstone Building Brands, Inc.*
10.1	Voting and Support Agreement, dated as of March 5, 2022 by and among Cornerstone Building Brands, Inc., CD&R Pisces Holdings, L.P., Clayton, Dubilier & Rice Fund VIII, L.P., CD&R Friends and Family Fund VIII, L.P. Clayton, Dubilier & Rice, LLC., and, solely for the purposes of Section 3 thereof, Clayton, Dubilier & Rice Fund X, L.P..
99.1	Press Release, dated March 7, 2022.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

* Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule will be furnished supplementally to the SEC upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CORNERSTONE BUILDING BRANDS, INC.

By:	/s/ Alena S. Brenner
Name: Alena S. Brenner
Title: Executive Vice President, General Counsel and Corporate Secretary

Date: March 7, 2022